Exhibit 4.18

TERMINATION AND RELEASE AGREEMENT

TERMINATION AND RELEASE AGREEMENT, dated as of January 8, 2003 (the “Termination and Release Agreement”), by and between (i) ImmuLogic Pharmaceutical Corporation Liquidating Trust, a trust created under the laws of Delaware (the “Trust”) and Immulogic Pharmaceutical Corporation, a Delaware corporation (the “Corporation” and together with the Trust “ImmuLogic”), and (ii) Cantab Pharmaceuticals Ltd., formerly known as Cantab Pharmaceuticals plc (“Cantab”), and Xenova Group plc, a corporation organized under the laws of England and Wales, as the parent of Cantab (“Xenova”).

R E C I T A L S

WHEREAS, ImmuLogic and Cantab are parties to a purchase agreement dated December 18, 1998 (the “Purchase Agreement” and together with the other documents executed in connection therewith the “Purchase Documents”) pursuant to which Cantab has acquired from ImmuLogic the Assets (as defined in the Purchase Agreement); and

WHEREAS, ImmuLogic, Cantab and Xenova desire to settle all their rights, liabilities and claims arising out of the Purchase Documents on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Mutual Release. Effective upon ImmuLogic’s receipt of US$ 1 million form Xenova, in cash by wire transfer of immediately available funds:

(a) ImmuLogic, Cantab and Xenova hereby agree that all obligations of Xenova, Cantab and ImmuLogic as specified in and arising from the Purchase Documents (including, without limitation, Article 2 thereof) and that certain letter agreement, dated August 21, 2002, between Xenova and ImmuLogic (the “Letter Agreement”) are hereby terminated and neither party shall have any liability thereunder or with respect thereto.

(b) ImmuLogic does hereby remise, release and discharge Xenova and Cantab, and each of its predecessors, successors, assigns, subsidiaries, affiliates, officers, employees, representatives and agents, from and against any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law or in equity, and of any kind or nature, which ImmuLogic had, now has or hereafter may have directly or indirectly arising out of or in any way relating to the Purchase Documents or the Letter Agreement.

(c) Each of Xenova and Cantab does hereby remise, release and discharge ImmuLogic and each of its predecessors, successors, assigns, subsidiaries, affiliates, officers, employees, representatives, trustees and agents, from and against any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law or in equity, and of any kind or nature, which Xenova or Cantab had, now has or hereafter may have directly or indirectly arising out of or in any way relating to the Purchase Documents or the Letter Agreement.

(d) Xenova, on behalf of itself and Cantab, will immediately notify the American Arbitration Association (“AAA”) that the disputes between the parties have been resolved and that Xenova is withdrawing its Demand for Arbitration in Xenova Group plc vs. ImmuLogic Pharmaceutical Corp., AAA Ref. No. 50 T 180 00423 02 (the “Arbitration Proceeding”), with each party to bear its own costs and fees. It is understood, however, that if the AAA refunds all or any portion of the filing fee paid by Xenova when it commenced the Arbitration Proceeding, such refund will belong solely to Xenova.

2. Certain Representations and Warranties of ImmuLogic. ImmuLogic hereby represents, warrants and covenants to Xenova and Cantab as follows:

(a) The Trust is a trust duly created under the laws of Delaware. Keith D. Lowey (the “Trustee”) is the sole trustee of the Trust, duly appointed and acting pursuant to the terms of that certain ImmuLogic Pharmaceutical Corporation Liquidating Trust Agreement, dated August 27, 2002, between the Trustee and the Corporation. The Corporation is a corporation duly incorporated and validly existing under the laws of the State of Delaware

(b) The Trustee has the requisite power and authority to enter into this Termination and Release Agreement and the Assignment and Power of Attorney in the form attached hereto as Schedule 1 (the “Assignment and Power”) on behalf of the Trust and to carry out its obligations hereunder and thereunder. The Corporation has the requisite power and authority to enter into this Termination and Release Agreement and the Assignment and Power and to carry out its obligations hereunder and thereunder. No other proceedings are or will be necessary to authorize this Termination and Release Agreement and the Assignment and Power and the transactions contemplated hereby and thereby on behalf of the Trust or ImmuLogic. This Termination and Release Agreement and the Assignment and Power have been duly executed and delivered by the Trustee on behalf of the Trust and by the Corporation and constitute legal, valid and binding obligations of ImmuLogic enforceable against it in accordance with its terms.

(c) Neither the execution and the delivery of this Termination and Release Agreement and the Assignment and Power by ImmuLogic, nor the mutual releases exchanged herein, will violate, or result in a breach of any provision of, require any consent or approval under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any terms, conditions or provisions of the Trust’s or the Corporation’s governing documents or any judgement, order, writ, decree, statute, rule, regulation or agreement to which it is subject, or by which either of them is bound.

3. Representations and Warranties of Xenova. Each of Xenova and Cantab hereby represents and warrants to ImmuLogic as follows:

(a) It is a company duly incorporated and validly existing under the laws of England and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b) It has the requisite corporate power and authority to enter into this Termination and Release Agreement and to carry out its obligations hereunder. This Termination and Release Agreement has been duly authorized by it and no other corporate proceedings are or will be necessary to authorize this Termination and Release Agreement and the transactions contemplated hereby on its behalf. This Termination and Release Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

(c) Neither the execution and the delivery of this Termination and Release Agreement by it, nor the mutual releases exchanged herein, will violate, or result in a breach of any provision of, require any consent or approval under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any terms, conditions or provisions of it’s governing documents or any judgement, order, writ, decree, statute, rule, regulation or agreement to which it is subject, or by which it is bound.

4. Public Announcements. Xenova will issue a press release substantially in the form attached hereto as Schedule 2. Except as may be required by applicable law, court process or the requirements of the Nasdaq Stock Market or the London Stock Exchange, Xenova and ImmuLogic will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any other press release or other public statements with regard to the Purchase Documents, the Letter Agreement, this Termination and Release Agreement or the Assignment and Power.

5. Arbitration. In the event that there shall be a dispute among the parties arising out of or relating to this Termination and Release Agreement or the Assignment and Power and the transactions contemplated hereby or thereby, the parties agree that such dispute shall be resolved by final and binding arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or such other procedures as the parties may agree to. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings. Any award issued as a result of such arbitration shall be final and binding among the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys’ fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration.

6. Miscellaneous. This Termination and Release Agreement represents the entire understanding of the parties with respect to the subject matter contained herein. This Termination and Release Agreement may not be amended, modified or waived except in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. This Termination and Release Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without reference to the conflict of laws principles thereof. This Termination and Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have entered into this Termination and Release Agreement as of the day and year first above written.

IMMULOGIC PHARMACEUTICAL CORPORATION LIQUIDATING TRUST

By	/s/ Keith D. Lowey
Name: Keith D. Lowey Title: Trustee

IMMULOGIC PHARMACEUTICAL CORPORATION

By	/s/ J. Richard Crowley
Name: J. Richard Crowley Title: President

XENOVA GROUP PLC

By	/s/ Daniel Abrams
Name: Daniel Abrams Title: Finance Director

CANTAB PHARMACEUTICALS LTD.

By	/s/ David Oxlade
Name: David Oxlade Title: Director

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